Exhibit 3.6

Board of Directors Rules

PayPay Corporation

Administrator	Management Promotion Division Corporate Governance Department
Approver	Board of Directors Meeting

Article 1. (Purpose)

Matters concerning the Board of Directors of PayPay Corporation (“the Company”) shall, except as otherwise provided by laws and regulations or the Articles of Incorporation, be governed by provisions of the Rules for the Board of Directors (“these Rules”).

Article 2. (Constitution and Authority)

The Board of Directors shall be comprised by all Directors of the Company to resolve important matters regarding execution of business operations, and shall oversee duties, which are executed by the Directors.

Article 3. (Holding the Meetings))

Regular Board Meetings shall be held on a quarterly basis while extraordinary Board Meetings shall be held as deemed necessary.

Article 4. (Convocation of the Meetings)

1.

President and Representative Director shall convene meetings of the Board of Directors. Should President and Representative Director be unable to convene any of such meetings for any reasons, a Director, as a proxy for President and Representative Director, shall convene a meeting of the Board of Directors. Directors must take the role of President and Representative Director according to the order predetermined by the Board of Directors.

2.	Notwithstanding the preceding paragraph, any Audit and Supervisory Committee member selected by the Audit and Supervisory Committee may convene a meeting of the Board of Directors.

3.

Notice of a meeting of the Board of Directors shall be given to Directors at least three (3) days prior to the date set for such meeting. In the event of an unavoidable emergency, a shorter period of notice may be accepted.

4.

Notwithstanding the provisions of the preceding paragraph, Directors may hold a meeting of the Board of Directors without following procedures for convocation of meetings of the Board of Directors, provided that all Directors agree to hold such meeting.

Article 5. (Request for Convocation)

Directors, who are not authorized to convene meetings of the Board of Directors but who recognizes the necessity of holding a meeting of the Board of Directors, may request to convene such meeting by giving President and Representative Director or a Director, who is authorized to convene meetings of the Board of Directors, a written notice that must include the purpose of such meeting, agenda items that should come under deliberation, and the reasons why such items should come under deliberation.

Article 6. (Agenda)

1.

Items that should be on agenda of meetings of the Board of Directors shall be important items regarding matters stipulated in laws and regulations or the Articles of Incorporation, and regarding other matters on business operations. Matters, which are considered such important items, are included in the Appendix and Rules on Administrative Authorities.

2.

Notwithstanding the provisions of the preceding paragraph, any item must be on agenda of a meeting of the Board of Directors, provided that the necessity of adding it to such agenda is recognized by at least one (1) Director

3.

Notwithstanding the Paragraph 1, if the Board of Directors delegates all or part of the decisions on the execution of important business affairs (excluding the matters listed in each item of Article 399-13, Paragraph 5 of the Companies Act) to the Directors in accordance with the provisions of the Articles of Incorporation, such Directors may decide such delegated matters by themselves.

4.

In the event that the Board of Directors delegates the authority set forth in the preceding paragraph, such delegation shall be made by amendment of these Rules or by a separate resolution, which shall specify the details of the delegation, the directors to whom the delegation is made, whether the delegation may be re-delegated, and other necessary matters.

Article 7. (Chairperson)

President and Representative Director shall serve as the Chairperson of the Board of Directors (“the Chairperson”). Should President and Representative Director be unable to serve as the Chairperson for any reason, a Director, as a proxy for President and Representative Director, shall serve as the Chairperson. Directors must take the role of President and Representative Director according to the order predetermined by the Board of Directors.

Article 8. (Resolution Method)

1.

Resolutions of the Board of Directors shall be adopted by a majority vote of Directors, who are authorized to participate in the voting, when a majority of Directors, who are authorized to participate in the voting, are present.

2.	Directors with any special interest in a resolution of the Board of Directors shall not be allowed to participate in the voting.

3.	Directors shall not be allowed to exercise their voting rights by proxy.

Article 9. (Omission of Resolutions)

Resolutions of the Board of Directors shall be deemed to have been adopted upon fulfillment of requirements in Article 370 of the Companies Act.

Article 10. (Reports)

1.

The status of execution of the Company’s businesses and other necessary information shall be reported or explained by President and Representative Director at meetings of the Board of Directors. In this regard, however, President and Representative Director may have any Director, who is in charge of business operations concerned with any agenda item, take the role of President and Representative Director, depending on the agenda item.

2.

Any Director must report important facts concerning any transaction without delay when such Director carries out any transaction in the line of business of the Company, any transaction with the Company, or any transaction involving a conflict of interest between the Company and such Director.

Article 11. (Attendance of Proxies)

In cases where the necessity is recognized by the Board of Directors, the Board of Directors may have any person attend any meeting of the Board of Directors and may ask such person to provide comments or explanations.

Article 12. (Minutes of Meetings)

The substance of developments and the results thereof, and a summary of comments or statements, all of which are made at meetings of the Board of Directors, shall be described or recorded in minutes, and Directors present shall affix their signatures, put the combination of their names and seals, or put electronic signatures on such minutes.

Article 13. (Administrative Office)

1.	The Board of Directors shall have its administrative office.

2.

The administrative office shall, in compliance with orders from the Chairperson, carry out administrative work, including but not limited to hold meetings of the Board of Directors, and to take and keep minutes of such meetings.

Article 14. ( Revising or Repealing Authority)

The revision or abolition of these Rules (including Appendix) shall be decided by Board of Directors Meetings.

Article 15. (Administration of Amendment and Abolition)

The Department in charge of these Rules shall be the Corporate Governance Department of Management Promotion Division.

[Appendix] Matters submitted to the Board of Directors

[Matters to be resolved]

1.	Decisions on fundamental matters (Item 1, paragraph 1, Article 399-13 of the Companies Act)

(1)	Basic management policies

(2)	Matters prescribed by law as necessary for the execution of duties by the Audit and Supervisory Committee

(3)

Systems to ensure that the execution of duties by directors complies with laws and regulations and the Articles of Incorporation, and other systems stipulated by laws and regulations as necessary to ensure the adequacy of the Company’s operations and the operations of the corporate group consisting of the Company and its subsidiaries.

2.	Decisions on matters concerning general meetings of shareholders (Article 298 of the Companies Act)

(1)	Calling of general meetings of shareholders

(2)	Proposals to be resolved at general meetings of shareholders ( )

 This item includes implementation of matters on the proposals

(3)	Exercise of voting rights in writing

(4)	Exercise of voting rights by electronic or magnetic means

(5)	Other decisions concerning convocation as provided by laws and regulations

3.	Decisions on matters concerning results

(1)

Approval of balance sheets, statements of income, statements of changes in net assets, notes to non-consolidated financial statements, business reports, and annexed detailed statements (paragraph 3, Article 436 of the Companies Act)

(2)

Approval of consolidated balance sheets, consolidated statements of income, consolidated statements of changes in net assets and notes to consolidated financial statements (paragraph 5, Article 444 of the Companies Act)

(3)	Approval of provisional financial statements (paragraph 3, Article 441 of the Companies Act)

(4)	Approval of externally disclosed documents required by foreign laws and regulations (e.g., Form 20-F)

(5)	Approval of externally disclosed documents required by domestic laws and regulations (e.g., securities reports)

(6)	Approval of annual results

4.	Decisions on matters concerning management

(1)	Approval of annual management policy, annual budget, and annual profit-and-loss plan

(2)	Approval of annual budgets

(3)	Approval of medium- to long-term management plans

5.	Decisions on matters concerning officers

(1)	Appointment and dismissal of representative directors and executive directors (Item 3, paragraph 1, Article 399-13 of the Companies Act)

(2)

Matters stipulated by laws and regulations as the policy for determining the details of remuneration, etc. of individual Directors (excluding Directors who are members of the Audit and Supervisory Committee) (Item 2, Paragraph 7, Article 361 of the Companies Act)

(3)

Decision of the order of directors acting as chairperson of general meetings of shareholders and Board of Directors’ meetings when the president is unable to perform his/her duties due to unavoidable circumstances

(4)	Approval of competing transactions by a director (paragraph 1, Article 365 and Item 1, paragraph 1, Article 356 of the Companies Act)

(5)	Approval of transactions between a director and the company (paragraph 1, Article 365 and Item 2, paragraph 1, Article 356 of the Companies Act)

(6)	Approval of transactions that would constitute a conflict of interest between the company and directors (paragraph 1, Article 365 and Item 3, paragraph 1, Article 356 of the Companies Act)

(7)	Exemption of liability of directors (paragraph 1, Article 426 of the Companies Act)

(8)	Determination of the contents of indemnity contracts (paragraph 1, Article 430-2 of the Companies Act)

(9)	Determination of the contents of liability insurance contracts for directors and officers, etc. (paragraph 1, Article 430-3_1 of the Companies Act)

(10)	Decisions on delegating the execution of duties to outside directors (paragraph 1, Article 348-2 of the Companies Act)

6.	Decisions on matters concerning shares, share options and bonds

(1)	Establishment of a record date (Article 124 of the Companies Act)

(2)	Issuance of shares for subscription, etc. (Article 199 of the Companies Act)

(3)	Allocation of offered shares (Article 204 of the Companies Act)

(4)	Issuance of bonds for subscription and bonds with share options (Item 5, paragraph 4, Article 362 of the Companies Act)

(5)	Reduction in the amount of paid-in capital or reserves (Article 447, 448 of the Companies Act)

(6)	A share split (Article 183 of the Companies Act)

(7)	Dividends of surplus ( Article 454 of the Companies Act)

(8)	Acquisition of treasury shares (Article 157 of the Companies Act)

(9)	Cancellation of treasury shares (Article 178 of the Companies Act)

(10)	Appointment and dismissal of shareholder register administrators and the place to handle administration thereof

(11)	Acquisition of own shares held by a subsidiary (Article 163 of the Companies Act)

(12)	Issuance of share options (Article 238 of the Companies Act)

(13)	Transfer of share options (Article 265 of the Companies Act)

(14)	Cancellation of own share options (Article 276 of the Companies Act)

(15)	Exercise of voting rights by electronic or magnetic means at meetings of bondholders (Article 727 of the Companies Act)

7.	Decisions on matters concerning personnel and structures

(1)	Appointment and dismissal of an important employee of the company (Item 3, paragraph 4, Article 399-13 of the Companies Act)

(2)	Establishment, changes, abolition, or transfers of important structures of the company (Item 4, paragraph 4, Article 399-13 of the Companies Act)

(3)

Establishment, revision or abolishment of the Nominating Committee, the Compensation Committee and other important committees organized arbitrarily related to management, and the appointment and dismissal of their members

8.	Decisions on matters concerning assets and funds

(1)	Disposal of and acceptance of transfers of assets worth more than JPY10 billion per asset (excluding money) (Item 1, paragraph 4, Article 399-13 of the Companies Act) ( )

 Excluding the case where such transfer is part of the company’s regular business and the case where approval has been obtained for continuous transactions under the same conditions in past board resolutions

(2)	Capital expenditure of more than JPY10 billion per investment for equipment or facilities

 Excluding the case where approval has been obtained for continuous transactions under the same conditions in past board resolutions

(3)	Important transactions or contracts ( )

 Excluding the case where approval has been obtained for continuous transactions under the same conditions in past board resolutions

(4)	Investments and loans in excess of JPY 10 billion per case (excluding management of surplus funds)

(5)	Debt guarantee in excess of JPY 10 billion per case

(6)	Management of surplus funds in excess of JPY 10 billion (excluding transactions related to savings and checking accounts)

(7)	Setting of annual borrowing limits in excess of JPY 10 billion (Item 2, paragraph 4, Article 399-13 of the Companies Act)

(8)	Decision on donations and patronage ( )

 Provided, however, that this is limited to cases where the amount exceeds JPY 10 million per case. Donations made on behalf of other party are not considered donations.

(9)	Important transactions or agreements with controlling shareholders

9.	Decisions on other matters

(1)	Establishment, revision, and abolition of Board of Directors Rules, share handling Rules , and other important internal rules

(2)	Matters authorized to the Board of Directors by resolution of the general meeting of shareholders

(3)	Matters concerning important business alliances, mergers, company splits, share exchange, share transfers, share delivery, business transfers or acceptance of business transfers

(4)	Filing of and dealing with important lawsuits

(5)	Matters which requires approval of the Board of Directors stipulated in the Agreement on Corporate Administration

(6)	Matters deemed necessary by the president and representative director

[Matters to be reported]

1.	Reporting of transactions by a director that would constitute competition or a conflict of interest (paragraph 2, Article 365 of the Companies Act)

(1)	Competitive transaction by a director

(2)	Transaction between a director and the company

(3)	Transaction that would constitute a conflict of interest between the company and a director

2.	Quarterly business reports

3.	Other matters deemed necessary by the Board of Directors

Revision history

Date of revision	Enforcement	Item	Contents

—	June 15, 2018	Establishment	Newly established

September 28, 2018	September 28, 2018	Revision	Changed JPY 100M to JPY 500M for Attachment “Matters to be resolved item 7. Decisions on matters concerning assets and funds (1) (2)”

June 21, 2019	June 21, 2019	Revision

The following two points will be added to Attachment “Matters to be resolved item 7. Decisions on matters concerning assets and funds”

•

Out-of-budget spending over JPY 500M per case

•

The transaction amount per transaction exceeding JPY 500M with the following two parties

① SoftBank Corp.

② Yahoo Japan Corporation

August 21, 2019	August 21, 2019	Revision

1.  The following one point will be added to Attachment “Matters to be resolved item 7. Decisions on matters concerning assets and funds (1) (2)”

 Excluding the case where approval has been obtained for continuous transactions under the same conditions in past board resolutions

2.  The following one point will be added to Attachment “Matters to be resolved item 7. Decisions on matters concerning assets and funds (9)”

 Excluding the case where approval has been obtained for continuous transactions under the same conditions in past board resolutions (Highly specific transactions, such as campaigns, shall be deliberated and are excluded from above.)

April 1, 2021	April 1, 2021	Revision	Changed JPY 500M to JPY 1B for Attachment “Matters to be resolved item 7. Decisions on matters concerning assets and funds (1) (2) (8) (9)”

February 21, 2022	February 21, 2022	Revision	Changed Article 12 (Minutes of Meetings) to enable electronic circulation

April 1, 2022	April 1, 2022	Revision

1.  Reorganization (Management Planning Department g Corporate Governance Department)

Changed the charge of Article 16. (Administrative Work for Amendment and Repeal) from the Management Promotion Division to the Corporate Governance Department

October 1,2022	October 1,2022	Revision

1.  Changed JPY 1B to JPY 3B for Attachment “Matters to be resolved item 7. Decisions on matters concerning assets and funds (1) (2) (8) (9)”

Newly established Matters stipulated in the Agreement on Corporate Administration for Attachment “Matters to be resolved item 8. Decisions on other matters”

June 23, 2023	June 23, 2023	Revision

1.  Deletion of the description of Corporate Auditors and addition of rules regarding member of Audit and Supervisory Committee (Articles 2, 4, 5, 11, and 12) and addition of statutory matters to the agenda of the Board of Directors in the Appendix, in connection with the transition to a company with an Audit and Supervisory Committee

2.  Addition of procedures for delegation to directors of matters to be resolved by the Board of Directors in accordance with the Articles of Incorporation (Article 6)

3.  Partial revision of the agenda items for the Board of Directors in the Appendix

4.  Deletion of designation of the department in charge at the Board of Directors (Article 13), addition of “other matters deemed necessary by the Board of Directors” in the attached Matters to be reported to the Board of Directors in the Appendix

5  Change of wording due to unification of formats.

October 29, 2025	XX XX, 2026	Revision

1.  Add (4) and (5) to Attachment “Matters to be resolved item 3. Decisions on matters concerning results” (Approval of externally disclosed documents)

2.  Remove (6) from Attachment “Matters to be resolved item 6. Decisions on matters concerning shares, share options and bonds” (approval of share transfers).